Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

China SXT Pharmaceuticals, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 (file number 333-231839) with SEC of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) of our report dated on July 30, 2020, relating to our audits of the consolidated balance sheets of the Company as of March 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years period ended March 31, 2020, which appear in this Annual Report on Form 20-F for the year ended March 31, 2020.

/s/ ZH CPA, LLC

ZH CPA, LLC

Denver, Colorado

July 31, 2020